UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC 20549

                              FORM 12b-25
                      SEC File Number 33-26899-D

                      NOTIFICATION OF LATE FILING

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(Check One):
[  ] Form 10-KSB  [  ] Form 20-F  [  ] Form 11-K  [X] Form 10-QSB
[  ] Form N-SAR

      For Period Ended:  September 30, 1997
      [  ] Transition Report on Form 10-KSB
      [  ] Transition Report on Form 20-F
      [  ] Transition Report on Form 11-K
      [  ] Transition Report on Form 10-QSB
      [  ] Transition Report on Form N-SAR
      For Transition Period Ended:
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not Applicable.

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Part I-Registrant Information

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Full Name of Registrant - Best of America Corporation
Former Name if Applicable - Unlimited Frontiers Organization, Inc.

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Address of Principal Executive Office (Street and Number) -
     6748 Renoir Avenue, Suite 1

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City, State and Zip Code - Baton Rouge, LA 70806

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Part II - Rules 12b-25 (b) and (c)


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x]      (b)   The subject annual report, semi-annual report, transition
report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative

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State below in reasonable detail the reasons why the Form 10-K, 11-K,
20-F, 10-Q or N-SAR or portion thereof, could not be filed within the prescribed time period.

Additional time is needed to compile the documentation necessary to complete the Form 10-QSB


Part IV - Other Information

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(1) Name and telephone number of person to contact in regard to this notification:

Brett N. Brinson, Attorney at Law         (225)     382-3457
(name)                               ( Area Code) (Telephone #)

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(2) Have all other periodic reports required under section 13 or 15(d)
of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
filed? if the answer is no, identify report(s).  [ X ] Yes   [  ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
report or portion thereof?      [  ] Yes      [ X ] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                               SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BEST OF AMERICA CORPORATION

Date: November 16, 1998            /s/ Julian P. Rish
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                                   Julian P. Rish, Secretary